Exhibit 5.1

24 November 2017

Regalwood Global Energy Ltd. c/o Walkers Corporate Limited Cayman Corporate Centre 27 Hospital Road George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

REGALWOOD GLOBAL ENERGY LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of an initial public offering by Regalwood Global Energy Ltd. (the “Company”), of:

(i)	up to 30,000,000 units (the “Units”), each Unit consisting of one Class A ordinary share of the Company, par value US$0.00013333334 per share (each an “Ordinary Share” and together, the “Ordinary Shares”), and one-third of one warrant to purchase one Ordinary Share (the “Warrants”);

(ii)	up to 4,500,000 Units (the “Over-Allotment Units”), which the underwriters, will have a right to purchase from the Company to cover over allotments, if any;

(iii)	all Ordinary Shares, and all Warrants issued as part of the Units and the Over-Allotment Units; and

(iv)	all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units including the Over-Allotment Units.

in each case under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

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1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The Ordinary Shares, as contemplated by the Registration Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued credited as fully paid), delivery and payment therefore by the purchasers in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Registration Statement, the Underwriting Agreement and the Warrant Documents (each as defined in Schedule 1), the Ordinary Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

3.	The execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and unconditionally delivered by the Company will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association that will be in effect on the issue of the Ordinary Shares.

3.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

4.	The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Ordinary Share.

5.	Each of the Registration Statement, Warrant Documents and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Ordinary Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

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6.	The choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

7.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement and the Warrant Documents.

8.	All preconditions to the obligations of the parties to the Underwriting Agreement and Warrant Documents will be satisfied or duly waived prior to the issue and sale of the Ordinary Shares and there will be no breach of the terms of the Underwriting Agreement and Warrant Documents.

The opinions expressed above are subject to the following qualifications:

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the courts of the Cayman Islands (the “Courts” and each a “Court”) enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	some claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

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(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)	the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

/s/ Walkers

WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 14 September 2017 and the Amended and Restated Memorandum and Articles of Association, filed as Exhibit 3.1 to the Registration Statement, to be in effect upon the consummation of the sale of the Ordinary Shares (the “Memorandum and Articles of Association”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 24 November, 2017.

3.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court’s Office, George Town, Grand Cayman (the “Court Register”), examined at 9.00am on 24 November, 2017 (the “Search Time”).

4.	A copy of a Certificate of Good Standing dated 24 November, 2017 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

5.	Copies of the executed written resolutions of the Directors of the Company approving the offering for sale of the Ordinary Shares dated 24 November (the “Resolutions”).

6.	Copies of the following documents (the “Documents”):

(a)	the Form S-1 Registration Statement (Registration No. 333-22071) filed on 2 October 2017 by the Company with the United States Securities and Exchange Commission registering the Ordinary Shares under the Securities Act (as filed, the “Registration Statement”);

(b)	a draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”);

(c)	the form of Underwriting Agreement (the “Underwriting Agreement”) to be entered into between the Company and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”); and

(d)	such other documents as we have deemed necessary to render the opinions set forth herein.